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                                                                    Exhibit 99.1
                                                                    ------------

                                                           FOR IMMEDIATE RELEASE
Media Contacts:
---------------
WAM!NET Inc.
Kristin Tschida, 612-886-5894
kristin@wamnet.com

Silicon Graphics, Inc.
Kevin Burr, 650-933-5411
Kburr@corp.sgi.com
-or-
John Cristofano, 650-933-2646
Cristofano@corp.sgi.com

              WAM!NET INC. AND SILICON GRAPHICS, INC. FORM ALLIANCE

MINNEAPOLIS and MOUNTAIN VIEW, Calif. (March 8, 1999) -- WAM!NET Inc. and Silicon Graphics, Inc. (NYSE:SGI) today announced a multifaceted, long-term strategic alliance designed to support the growth of WAM!NET as the leading digital network services company. Key aspects of the alliance include:

bullet An equity investment in WAM!NET by Silicon Graphics valued at $75 million in a combination of real estate and cash; in exchange for an 8.6% fully diluted equity interest in WAM!NET. Following receipt of regulatory approvals, Silicon Graphics will be represented on the WAM!NET board of directors. MCI WorldCom made an additional $25 million investment consisting of conversion of existing debt and $15 million in cash;

bullet Silicon Graphics will be designated WAM!NET's preferred provider of computing systems and related services over the next four years, continuing the current relationship in which WAM!NET's Industry Smart(TM) solutions are built utilizing Silicon Graphics(R) products;

bullet Silicon Graphics will co-market WAM!NET managed data services through their distribution channels and sales force to the entertainment market and certain U.S. federal government and commercial markets;

bullet WAM!NET has also acquired Silicon Graphics' campus and Advanced Data Center in Eagan, Minnesota (the former headquarters of Cray Research), valued at $40 million. Silicon Graphics will lease back a portion of the facility.

"We are excited about the potential of the WAM!NET/SGI alliance. This partnership enhances our ability to deliver solutions to the graphic arts, medical and entertainment markets," said Ed Driscoll, president and CEO, WAM!NET Inc. "The superior bandwidth of SGI workstations and servers, combined with WAM!NET's robust network services, create one of the world's most powerful computer networks. The unique power of this alliance is that it provides the missing link



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in digital workflow and will revolutionize the way creative professionals assemble media into the next decade."

"WAM!NET has been a large and rapidly growing SGI customer since 1994 and we expect that through this alliance our relationship will evolve into a major strategic advantage for both companies," said Rick Belluzzo, chairman and CEO of Silicon Graphics. "It's not just the revenue potential that makes this an exciting opportunity for SGI. The alliance validates and supports our overall strategic direction, particularly in the areas of media streaming and digital asset management. WAM!NET benefits from our broad product line, applications, software tools and computing architectures -- all optimized for high bandwidth networks -- as well as our great support and professional services capabilities."

"MCI WorldCom has had an investment in WAM!NET since its inception," said Susan Mayer, senior vice president, MCI WorldCom. "And we welcome the addition of SGI."

Silicon Graphics, Inc. is a leading supplier of visual computing and high-performance systems. The company offers the broadest range of products in the industry -- from low-end desktop workstations to servers and high-end supercomputers. Key industries include communications, energy, entertainment, government, manufacturing and sciences. Silicon Graphics and its subsidiaries have offices throughout the world and headquarters in Mountain View, California.

WAM!NET Inc., with its digital networking service, provides the industry standard for electronic collaboration in the graphic arts, advertising, marketing and entertainment industries. WAM!NET's Industry Smart(TM) high-speed transportation network, on-line archiving service and production workflow application software allow subscribers to digitally collaborate with thousands of global trading partners, in real-time, with one simple connection. WAM!NET moves customers from a mechanical manufacturing environment, based on local messengers and overnight couriers, to a totally digital production workflow -- cutting turnaround times by as much as 75-98 percent and costs by as much as 50-75 percent on the average size file. Since its incorporation in the state of Minnesota in 1994, WAM!NET has signed over 2,500 blue-chip customers in over 14 countries.

WAM!NET has its headquarters in Minneapolis and offices throughout Europe and Asia. The company has benefited from a technology partnership with Silicon Graphics since 1995 and has had a strategic and financial relationship with MCI WorldCom since 1996. For more information on WAM!NET, call 800.611.9006, or visit the company's web site at www.wamnet.com.

This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, that are subject to risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements. The reader is cautioned not to rely unduly on these forward-looking statements, which


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are not a guarantee of future performance. In particular, the impact of this alliance on Silicon Graphics' future performance will be affected by a number of factors, many of which are outside of Silicon Graphics' control, including increased competition and technological change in the markets served by both companies, WAM!NET's financial performance and business execution, and the other risks detailed from time to time in Silicon Graphics' SEC reports, including its Form 10-K for the year ended June 30, 1998 and its Form 10-Q for the quarter ended December 31, 1998.

WAM!NET and the WAM!NET logo are registered trademarks, and Industry Smart is a trademark, of WAM!NET Inc. Silicon Graphics is a registered trademark, and the Silicon Graphics logo is a trademark, of Silicon Graphics, Inc. All other trademarks mentioned herein are the property of their respective owners.

            Press materials are available at www.sgi.com/newsroom and
                         www. wammnet.com/newsroom.html.





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